Exhibit 99.1

Vitesse Announces Appointment of Special Committee to Investigate Timing
of Stock Option Grants

     CAMARILLO, Calif. -- April 18, 2006 -- Vitesse Semiconductor Corporation (NASDAQ: VTSS) today announced that the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct an internal investigation relating to past stock option grants, the timing of such grants and related accounting and documentation. The Special Committee is being assisted by independent outside legal counsel.

     Vitesse also announced today that Louis R. Tomasetta, the Company’s Chief Executive Officer, Eugene F. Hovanec, the Company’s Executive Vice President and Yatin Mody, the Company’s Chief Financial Officer have been placed on administrative leave.

     Vitesse further announced today that its Board of Directors has appointed Chris Gardner as Acting President and Chief Executive Officer. Mr. Gardner joined Vitesse in 1986. He served as Vice President and Chief Operating Officer from November 2000 to June 2002. Since June 2002, Mr. Gardner has served as Vice President and General Manager of the Network Products Division. Mr. Gardner received his B.S.E.E. from Cornell University and his M.S.E.E. from the University of California at Berkeley.

     Although the Company is unable to determine at this time whether it will need to restate its financial results for prior periods, this investigation could cause the Company to undertake such a restatement.

About Vitesse

     Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

Contact:
Vitesse
Chris Gardner, 805-388-3700